Exhibit 10.8

EVERETT CO-OPERATIVE BANK

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Effective August 1, 2017

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TABLE OF CONTENTS

6.5	Financial Hardship Distribution	7
6.6	Small Benefit	7
6.7	Withholding and Payroll Taxes	7
6.8	Payment to Guardian	7

ARTICLE VII—BENEFICIARY DESIGNATION		8

7.1	Beneficiary Designation	8
7.2	Changing Beneficiary	8
7.3	No Beneficiary Designation	8
7.4	Effect of Payment	8

ARTICLE VIII—ADMINISTRATION		8

8.1	Administration	8
8.2	Agents	8
8.3	Binding Effect of Decisions	9

ARTICLE IX—CLAIMS PROCEDURE		9

9.1	Claim Procedures	9

ARTICLE X—AMENDMENT AND TERMINATION OF PLAN		10

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TABLE OF CONTENTS

ARTICLE XI—MISCELLANEOUS		10

11.1	Unfunded Plan	10
11.2	Unsecured General Creditor	10
11.3	Trust Fund	10
11.4	Nonassignability	11
11.5	Not a Contract of Employment	11
11.6	Participant Cooperation	11
11.7	Governing Law	11
11.8	Validity	11
11.9	Gender	11
11.10	Successors	11
11.11	Notices	12
11.12	Compliance with Code Section 409A	12
11.13	Entire Agreement	12

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EVERETT CO-OPERATIVE BANK

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE I—PURPOSE

The purpose of this Deferred Compensation Plan for Directors (the “Plan”), established by Everett Co-operative (“Company”), is to provide current tax planning opportunities and supplemental funds upon retirement or death for certain Directors of Employer. It is intended that the Plan will aid in attracting and retaining Directors of exceptional ability by providing them with these benefits. The Plan is intended to comply with Code Section 409A.

ARTICLE II—DEFINITIONS

2.1	Account

“Account” means the interest of a Participant in the Plan as represented by the bookkeeping entries kept by the Company. A separate Account shall be established for each Participant and as may otherwise be required.

2.2	Beneficiary

“Beneficiary” means the person, persons or entity last designated by the Participant to receive any benefits payable after Participant’s death pursuant to Article VII of the Plan.

2.3	Board

“Board” means the Board of Directors of Company.

2.4	Change in Control

“Change in Control” means the occurrence of any of the following, whether in a single transaction or a series of related transactions:

(a) Change in Ownership. Any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company, except that an initial public offering of Company securities on an exchange shall not constitute a Change in Control; or

(b) Sale. Any sale, lease, exchange, or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(c) Liquidation. A plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

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2.5	Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

2.6	Company

“Company” means Everett Co-operative Bank and any successor thereto.

2.7	Deferral Account

“Deferral Account” means the account(s) to which Elected Deferred Fees are credited.

2.8	Deferral Election

“Deferral Election” means a commitment by a Participant to defer a portion of his or her Director’s Fees under this Plan and for which a Participation Agreement has been submitted by the Participant to the Company. A Deferral Election shall become irrevocable on December 31 of the year prior to the Deferral Period to which the Deferral Election applies.

2.9	Deferral Period

“Deferral Period” means the Plan Year.

2.10	Director

“Director” means a non-employee member of the Board.

2.11	Director’s Fees

“Director’s Fees” means the retainer fees, meeting fees, committee fees, chairperson fees, and any additional annual cash retainer payable for services as a Director.

2.12	Effective Date

“Effective Date” means August 1, 2017

2.13	Elected Deferred Fees

“Elected Deferred Fees” means the amount of Director’s Fees that a Participant elects to defer pursuant to a Deferral Election.

2.14	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and including all guidance and regulations promulgated thereunder.

2.15	Participant

“Participant” means a Director who has an Account balance.

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2.16	Participation Agreement

“Participation Agreement” means the agreement, whether written or provided through electronic means, to defer Director’s Fees submitted by a Participant to the Company or its delegates prior to the commencement of the period in which Elected Deferred Fees covered by the Participation Agreement will be earned.

2.17	Plan

“Plan” means Everett Co-operative Bank Deferred Compensation Plan for Directors as set forth in this document and Participation Agreements, as the same may be amended from time to time.

2.18	Plan Year

“Plan Year” means the calendar year.

2.19	Scheduled Withdrawal

“Scheduled Withdrawal” means a distribution to a Participant prior to Separation from Service pursuant to Section 6.2 of this Plan.

2.20	Separation from Service

“Separation from Service” means the Participant’s termination of services as a Director of the Company, and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Company pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 “fifty percent (50%)” shall be substituted for “eighty percent (80%),” as long as such termination constitutes a good-faith and complete termination of the relationship between the Company, its affiliates, and the Participant. A termination does not constitute a good faith and complete termination of the relationship if the Participant anticipates a renewal of a relationship with the Company or its affiliates or the Participant anticipates becoming an employee of the Company or its affiliates. Separation from Service shall be determined consistent with and pursuant to Treasury Regulation Section 1.409A-1(h)(2).

2.21	Small Benefit

“Small Benefit” means a lump-sum payment pursuant to Section 6.5 of the Plan.

2.22	Unforeseeable Emergency

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution upon an Unforeseeable Emergency, however, cannot be made under this Plan to the extent the Participant’s financial need can be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or by cessation of deferrals under this Plan. Further, notwithstanding the foregoing, a hardship shall not be deemed an Unforeseeable Emergency unless the hardship qualifies as an “unforeseeable emergency” within the meaning of Code Section 409A.

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ARTICLE III—PARTICIPATION AND ACCOUNTS

3.1	Participation

(a) Eligibility. Eligibility to participate in the Plan shall be limited to Directors who are not employees of Company and who are, or who first become. Directors on and after the Effective Date. Each such Director shall be eligible to participate in the Plan as of the Effective Date, or, if later, on the January 1st of the Plan Year that follows the date that such Director begins to serve on the Board.

(b) Participation. An eligible Director may make a Deferral Election by submitting a Participation Agreement to the Company prior to the beginning of a Deferral Period.

3.2	Deferral Elections

A Participant may file with the Company a Participation Agreement to defer any or all of the following:

(a) Director’s Fees. A Participant may elect to defer up to one hundred percent (100%) of Director’s Fees to be paid by the Company.

(b) Changes to Deferral Elections. The Company may change the maximum or minimum amount of Director’s Fees that may be deferred. No such change may affect a Deferral Election that has become irrevocable prior to the Company’s action.

(c) Crediting Deferrals. Elected Deferred Fees shall be credited to the Participant’s Deferral Account as of the date it would otherwise have been paid to such Participant in cash.

3.3	Commencement, Duration and Modification of Deferral Election

(a) Commencement. A Deferral Election shall become effective on the first day of the Deferral Period immediately following the date a Participation Agreement for such Deferral Election is filed with the Company.

(b) Plan Year Duration. A Deferral Election made by a Participant will remain in effect for one Plan Year. A new Deferral Election must be made for each Deferral Period. Each Deferral Election will become irrevocable on December 31 prior to the Deferral Period to which it applies.

(c) Modification. A Deferral Election shall terminate on the date a Participant experiences a Separation from Service or upon death. A Deferral Election may be cancelled upon a finding by the Company that the Participant has suffered an Unforeseeable Emergency.

ARTICLE IV—VESTING

4.1	Vesting of Elected Deferred Fees

A Participant shall be one hundred percent (100%) vested in his or her Elected Deferred Fees, including gains and losses, at all times.

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ARTICLE V—EARNINGS

5.1	Earnings on Accounts

The earnings credited to the Participant’s Elected Deferred Fees will be indexed each year to the highest CD rate offered by the Company on the first day of January. If the Company determines to cease use of such rate, the Company may, in its absolute and sole discretion, establish a different, reasonable crediting rate.

In addition, the Company may, in its absolute and sole discretion, establish a series of hypothetical investment options as designated by the Company into which the Participant’s Elected Deferred Fees shall be deemed credited. The investment gains and losses credited to the Participant’s Deferral Account shall be measured based upon the investment options selected and calculated after the investment managers’ expenses have been deducted but before any insurance-related or other expenses have been deducted. Participants may change investment options periodically, but no more frequently than quarterly, by following such procedures as may be determined by the Company. Earnings, gains and losses shall continue to be credited to all Accounts until all benefits have been paid.

If such options are established, the Company may, at any time, in its sole and absolute discretion, add, remove or change the hypothetical investment options from which Participants may choose.

5.2	Statement of Accounts

From time to time, but not less frequently than quarterly, the Company shall provide to each Participant a benefit statement setting forth the balance of the Account maintained for the Participant.

ARTICLE VI—DISTRIBUTIONS FROM THE PLAN

6.1	Benefit upon Separation from Service

(a) Form of Payment: Deferral Accounts. When a Participant makes a Deferral Election, such Participant shall be required to elect the manner in which the Deferral Account shall be distributed upon Separation from Service. The Participant may choose either:

(i) Lump sum; or

(ii) Annual installments for a period not to exceed three (3) years. Each annual installment shall be redetermined and paid as of the anniversary date of the first installment payment based on the then remaining Account balance and the remaining number of installments.

(b) Default. In the event a Participant does not timely elect the manner in which the Participant’s Account(s) are to be distributed, such Account(s) shall be distributed in a lump sum.

(c) Irrevocable Elections. Elections made pursuant to subparagraph (a) above shall be irrevocable as of the date the Deferral Election becomes irrevocable.

(d) Time of Payment. Upon a Participant’s Separation from Service for any reason other than death. Company shall pay to such Participant a benefit equal to the vested balance in the Participant’s Deferral Account(s) in accordance with this Article VI, including any amounts subject to a Scheduled Withdrawal election at the time of Separation from Service. A lump sum

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distribution or the first in a series of installment payments shall be made within ninety (90) days of the Participant’s date of Separation from Service, subject to Sections 6.7 of the Plan.

6.2	Scheduled Withdrawal from Participant Deferral Account

(a) Election. At the time a Participant makes a Deferral Election, such Participant may, but is not required to, make a Scheduled Withdrawal election to receive the Participant’s Deferral Account to which such Deferral Election applies, on a specified date in the future provided such date is no sooner than the beginning of the third (3rd) year following the Deferral Period to which the Deferral Election applies.

(b) Change in Time of Payment. The Participant may subsequently change a Scheduled Withdrawal date provided;

(i) Such election is submitted to the Company in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan;

(ii) Such election shall not take effect until twelve (12) months after it is submitted to the Company in writing; and

(iii) The payment of benefits from a Deferral Account to which a subsequent election applies shall not commence until at least five (5) years from the date such payment would otherwise have been made.

(c) Form of Payment. Payments made pursuant to this Section 6.2 shall be made in a lump sum within thirty (30) days of the date selected by Participant.

(d) Separation from Service Prior to Scheduled Withdrawal Date. A Participant’s election to receive a Scheduled Withdrawal shall become irrevocable at the same time the Deferral Election becomes irrevocable, except as stated in (b) above. However, if the Participant has a Separation from Service prior to the date specified for the Scheduled Withdrawal, the time and form of payment elected with respect to Participant’s Separation from Service shall supersede all of the Participant’s Scheduled Withdrawal elections.

6.3	Benefit upon Death

(a) Prior to Commencement of Benefits. If a Participant dies prior to the commencement of benefit payments under this Plan, Company shall pay to the Beneficiary the Participant’s Deferral Account balances in a lump sum within ninety (90) days of the Participant’s date of death.

(b) After the Commencement of Benefits. If a Participant dies following the commencement of benefit payments, the Company shall pay to the Beneficiary any remaining installment payments that would have been paid to the Participant had the Participant survived. Such payments shall be made at the same time and in the same form as the Participant would have received had he or she survived.

(c) After the Completion of Distributions. If a Participant dies after all Account balances have been completely distributed, no death benefit shall be payable to the Beneficiary under the Plan.

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6.4	Benefit upon a Change of Control

(a) Form of Payment: Deferral Accounts. If Participant is terminated within two (2) years of an event constituting Change of Control, Participant shall be paid in a lump sum.

(b) Default. In the event of a Change of Control, if Participant remains a Director for over two (2) years after such Change of Control, their Account(s) shall be distributed in accordance with Participant’s elections under 6.1(a) of this Plan.

6.5	Financial Hardship Distribution

Upon finding that a Participant has suffered an Unforeseeable Emergency, the Company may, in its sole discretion following application by the Participant, make a distribution from the Participant’s Deferral Account prior to the time specified for payment of benefits under this Plan. The hardship distribution shall be made from each Deferral Account on a pro-rata basis. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s financial need during the Unforeseeable Emergency. Applications for a hardship distribution and determinations thereon by the Company shall be in writing, and a Participant may be required to furnish written proof of the Unforeseeable Emergency, as determined by the Company in its sole discretion. Upon receiving a hardship distribution, or experiencing an Unforeseeable Emergency that is determined to be curable through a cessation of deferrals, a Participant’s Deferral Election shall cease and such Participant shall not participate in this Plan until the next following Plan Year.

6.6	Small Benefit

Notwithstanding anything herein to the contrary, if, on the date payment is to commence, the Participant’s vested Account balance (plus the Participant’s vested interest in any other plan or plans required to be aggregated with this Plan under Section 409A) is less than the then current IRS limit on elective deferrals to a 401(k) plan under Code Section 402(g)(1)(B), such Account balance shall be paid to the Participant in a single lump sum within ninety (90) days of the Participant’s date of Separation from Service.

6.7	Withholding and Payroll Taxes

The Company shall withhold from Plan payments any taxes required to be withheld from such payments under federal, state or local law. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

6.8	Payment to Guardian

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Company may direct payment to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Company may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

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ARTICLE VII—BENEFICIARY DESIGNATION

7.1	Beneficiary Designation

Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested benefit. Each Beneficiary designation shall be in a written form prescribed by Company and shall be effective only when filed with Company during the Participant’s lifetime.

7.2	Changing Beneficiary

Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Company. The filing of a new designation shall supersede all designations previously filed. If the Participant’s Director’s Fees are community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

7.3	No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s surviving spouse;

(b) The Participant’s children in equal shares, except that if any of the children predecease the Participant with surviving issue, then such issue shall take by right of representation;

(c) The Participant’s estate.

7.4	Effect of Payment

Payment to the Beneficiary shall completely discharge Company’s obligations to the Participant and Beneficiary under this Plan.

ARTICLE VIII—ADMINISTRATION

8.1	Administration

The Plan shall be administered by Company through its authorized officers, who shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve, in their sole discretion, any and all questions, including interpretations of the Plan, as may arise in such administration.

8.2	Agents

Company may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to Company.

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8.3	Binding Effect of Decisions

The decision or action of Company with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE IX—CLAIMS PROCEDURE

9.1	Claim Procedures

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Board.

(a) Initial Claim Review. If the claim is wholly or partially denied, the Board will, within ninety (90) days (one hundred eighty (180) days in special circumstances) after the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i) The specific reason or reasons for which the claim was denied;

(ii) Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Board relied to deny the claim;

(iii) A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv) An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure.

If special circumstances require an extension of time for processing the claim, the Claimant will be notified within the initial 90 (ninety) day review period of the special circumstances requiring the extension and the date by which the Board expects to render a decision.

(b) Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days after receiving notice of the adverse benefit determination in which to request a review. The request must be in writing and delivered to the Board. If no such review is requested, the initial decision of the Board will be considered final and binding.

The Board’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Board relied to deny the appeal. The Board shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim.

The Board’s decision on review shall be made not later than sixty (60) days (one hundred twenty (120) days in special circumstances) after its receipt of the request for review. If special circumstances require an extension of time for processing, the Claimant will be notified within the initial 60 (sixty) day period of the special circumstances requiring the extension and the date by which the Board expects to render a decision.

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To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant’s remedies under this Section 9.1.

ARTICLE X—AMENDMENT AND TERMINATION OF PLAN

The Board may, in its sole discretion and at any time, amend or terminate the Plan by a written instrument subject to the following:

(a) No amendment or termination shall adversely affect the benefits of Participants which have already accrued and vested, the benefits of any Participant who had a Separation from Service prior to the amendment or termination, or the benefits of any Participant who has died; and

(b) Any amendment to, or termination of, the Plan, including any change in the timing or form of payment of benefits, including the total liquidation of the Plan, shall comply with Code Section 409A.

ARTICLE XI—MISCELLANEOUS

11.1	Unfunded Plan

The Deferral Accounts maintained for purposes of this Plan shall constitute bookkeeping records of the Company and shall not constitute any allocation of any assets of the Company or be deemed to create any trust or special deposit with respect to any of the assets of the Company.

11.2	Unsecured General Creditor

Participant and his or her Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Company, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Company. Such policies, annuity contracts or other assets of Company shall not be held in any trust for the benefit of Participant, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Company under this Plan. Any and all of Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Company. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

11.3	Trust Fund

In its discretion, the Company may establish one (1) or more trusts, with such trustees as the Company may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to Company’s unsecured general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under this Plan with respect to a Company’s Participants are paid from any such trust, that Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Company.

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11.4	Nonassignability

Participant shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant, nor shall they be transferable by operation of law in the event of Participant’s bankruptcy or insolvency.

Notwithstanding the above paragraph. Company may accelerate the time for paying benefits to someone other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(l)(B)).

11.5	Not a Contract of Employment

This Plan shall not constitute a contract of employment between Company and Participant. Nothing in this Plan shall give Participant the right to be retained in the service of Company or to interfere with the right of Company to discipline or discharge Participant at any time.

11.6	Participant Cooperation

A Participant shall cooperate with Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

11.7	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Massachusetts except as preempted by federal law.

11.8	Validity

If any provision of this Plan is held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.9	Gender

The masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.

11.10	Successors

The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

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11.11	Notices

Ail notices shall be in writing, and shall be sufficiently given if delivered to the Company at its principal place of business, or to the Participant at his last known address as shown in Company’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

11.12	Compliance with Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

11.13	Entire Agreement

This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties among any Participant and Company pertaining to the subject matter hereof, other than those as set forth or provided for herein.

EVERETT CO-OPERATIVE BANK

By:	/s/ Richard J. O’Neil, Jr.	By:	/s/ Joseph Sachetta
	Its CEO		Its Chairman of the Board

Dated:	10/8/17	Dated:	10/03/2017

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AMENDMENT TO THE

EVERETT CO-OPERATIVE BANK

DEFERRED COMPENSATION PLAN FOR DIRECTORS

This Amendment to the Everett Co-operative Bank Deferred Compensation Plan for Directors effective August 1, 2017 (the “DDCP”) is adopted by Everett Co-operative Bank (the “Bank”) effective as specified below.

WITNESSETH THAT:

WHEREAS, the Bank maintains the DDCP for the benefit of the members of the Board of Directors of the Bank (the “Board”); and

WHEREAS, Article X of the DDCP permits the Board to amend the DDCP from time to time;

WHEREAS, the Board wishes to amend the DDCP in connection with the initial public offering of ECB Bancorp, Inc. common stock (the “Common Stock”) to allow DDCP participants to make a one-time voluntary election to transfer all or a portion of their account balances under the DDCP to the ECB Bancorp, Inc. Stock-Based Deferral Plan (“SBDP”) under which such amounts will be deemed invested in shares of Common Stock; and

NOW THEREFORE, BE IT RESOLVED that the DDCP shall be, and hereby is, amended by adding the following new section 6.9 immediately following section 6.8 effective April 1, 2022 (the “Effective Date”):

“6.9 One-Time Transfer Election. Each Participant may make a one-time voluntary election to transfer all or a portion of their Plan account balances to the ECB Bancorp, Inc. Stock-Based Deferral Plan (“SBDP”). This election must be made no later than the date specified on the form prescribed by the Plan Administrator for this purpose. All account balances transferred from this Plan to the SBDP generally will be subject to the terms and conditions of the SBDP; provided, however, that notwithstanding the foregoing or any other provision of the SBDP, all amounts transferred from this Plan to the SBDP will be subject to the time and form of payment in effect for the transferred amounts at the time of the corresponding original deferral election under this Plan.”

This Amendment has been approved and adopted by the Board on February 16, 2022 and is executed below by the Chairman of the Board of Directors of the Bank.

EVERETT CO-OPERATIVE BANK

By:	/s/ Joseph Sachetta
Chairman of the Board of Directors